Exhibit 10.1

Execution Version

DECEMBER 2020 EXCHANGE AGREEMENT AND

AMENDMENT TO FACILITY AGREEMENT, NOTES AND INVESTORS’ RIGHTS AGREEMENT

This DECEMBER 2020 EXCHANGE AGREEMENT AND AMENDMENT TO FACILITY AGREEMENT, NOTES AND INVESTORS’ RIGHTS AGREEMENT (including the schedules, annexes and exhibits hereto, this “Agreement”), dated as of December 20, 2020, is by and among KemPharm, Inc., a Delaware corporation (the “Borrower”), Deerfield Private Design Fund III, L.P. (“DPDF”), Deerfield Special Situations Fund, L.P. (“DSS” and, together with DPDF, the “Deerfield Lenders”) and such other Lenders who become a party to this Agreement by signing a Joinder Agreement (as defined below) and otherwise in accordance with Section 5.08 hereof (such Lenders, together with the Deerfield Lenders, the “Participating Lenders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Facility Agreement (as defined below).

RECITALS:

A. The Borrower, the Deerfield Lenders, Delaware Street Capital Master Fund, L.P. and M. Kingdon Offshore Master Fund, LP are parties (by joinder or otherwise) to that certain Facility Agreement, dated as of June 2, 2014, as amended (as the same previously has been amended, modified, restated or otherwise supplemented from time to time, the “Existing Facility Agreement”).

B. Each Lender owns the Note(s) set forth on Schedule 1 hereto. As of the date hereof, the aggregate outstanding principal amount of the December 2019 Notes and A&R Senior Secured Convertible Note held by the Deerfield Lenders represents more than 50% of the aggregate principal amount of the Loans outstanding.

C. The Existing Facility Agreement obligates the Borrower to make a PIK Interest Payment on each of the Notes on the first Business Day of January 2021 (the aggregate thereof, the “Q4 PIK Interest Payment”).

D. The Borrower is undertaking a public offering (the “Public Offering”) of its common stock, $0.0001 par value per share (the “Common Stock”), warrants to purchase shares of Common Stock (the “Public Offering Warrants”) and pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), in each case, pursuant to a registration statement on Form S-1, file no. 333-250945 (including any amendments or supplements thereto, the exhibits thereto and any prospectuses (preliminary, final, free writing or otherwise) contained therein or relating thereto and any amendment or supplement to any such prospectus, the “Registration Statement”).

E. Pursuant to this Agreement (and subject to the terms and conditions hereof), upon the closing of the Public Offering, the Borrower is agreeing to prepay a portion of the then outstanding Obligations under the Notes held by the Participating Lenders in an amount equal to the Prepayment Amount (as defined below).

F. Pursuant to this Agreement (and subject to the terms and conditions hereof), effective as of the Effective Time (as defined below), the Deerfield Lenders and the other Participating Lenders (if any) are willing to exchange a portion of the Exchanged Notes (as defined below) held by them having an aggregate principal amount equal to the result of (i) the Prepayment Amount (as defined below), plus (ii) the amount of the Q4 PIK Interest Payment, whether or not the Q4 PIK Interest Amount has then become due and payable and added to the principal of the Notes (such sum, the “Aggregate Exchanged Principal Amount”) for (y) shares of the Borrower’s Series B-2 Preferred Stock, par value $0.0001 per share (the “Series B-2 Preferred Stock”) and (z) warrants to purchase Common Stock containing the terms of the Exchange Warrants (as defined below).

G. Pursuant to this Agreement (and subject to the terms and conditions hereof), effective at such times as are set forth herein, the Deerfield Lenders (representing the Required Lenders) and the Borrower have agreed to amend the Existing Facility Agreement, among other things, to extend the maturity thereof with respect to a portion of the Loans.

H. Pursuant to this Agreement (and subject to the terms and conditions hereof), effective at such times as are set forth herein, the Deerfield Lenders (representing the Required Note Holders (as defined in the Notes)) and the Borrower have agreed to amend the Notes, among other things, to modify certain defined terms contained therein.

I. Pursuant to this Agreement (and subject to the terms and conditions hereof), effective as of the Effective Time, DPDF (being the holder of a majority of the Registrable Securities (as defined in the Amended and Restated Investors’ Rights Agreement, dated as of February 19, 2015, among the Borrower, DPDF and the other parties signatory thereto (as the same previously has been amended, modified, restated or otherwise supplemented from time to time, the “Existing IRA”)) and the Borrower have agreed to amend the Investors’ Rights Agreement to, among other things, provide each Deerfield Lender with certain registration rights in respect of the shares of Common Stock issuable upon exercise of the Exchange Warrants (the “Exercise Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I.

DEFINITIONS

Whenever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“A&R Certificate of Designation” means the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Series B-2 Preferred Stock Certificate of Designation, in substantially the form attached hereto as Exhibit A.

“Cash Interest” means any interest on (i) the Aggregate Exchanged Principal Amount that accrues on or after January 1, 2021 through and including the Effective Date (as defined below), and (ii) the Prepayment Amount that accrues on or after January 1, 2021 through and including the Repayment Date (as defined below). For the sake of clarity, Cash Interest shall not include the Q4 PIK Interest Payment.

“Exchange Percentage” means, with respect to each Lender that is a Participating Lender on the date hereof, or becomes a Participating Lender in accordance with Section 5.08, a percentage equal to 100, multiplied by a fraction, the numerator of which is the outstanding principal amount of the Note(s) held by such Participating Lender as of the date of this Agreement and the denominator of which is the aggregate outstanding principal amount of the Notes held by all Participating Lenders as of the date of this Agreement.

“Exchange Shares” means, with respect to each Participating Lender, a number of shares of Series B-2 Preferred Stock equal to the result of (x) such Participating Lender’s Exchange Percentage of the result of the Prepayment Amount, plus the amount of the Q4 PIK Interest Payment, divided by (y) the Stated Value (as defined in the A&R Certificate of Designation (as defined below)) as of the Effective Time.

“Exchange Warrant” means, with respect to each Participating Lender, a warrant to purchase a number of shares of Common Stock equal to 75% of the number of shares of Common Stock issuable immediately following the Effective Time upon conversion of all of such Participating Lender’s Exchange Shares (without regard to the Beneficial Ownership Limitation (as defined in the A&R Certificate of Designation) or any other restriction or limitation on the conversion thereof and assuming that the Exchange Shares were convertible into Conversion Shares (as defined below) immediately following the Effective Time), which warrant shall have the same economic and other terms as the Public Offering Warrants, including the same exercise price per share of Common Stock, shall be in a form reasonably acceptable to the Deerfield Lenders and (irrespective of any contrary terms contained in the Public Offering Warrants) shall (a) provide for (i) a limitation on the exercise thereof that is substantially equivalent to the Beneficial Ownership Limitation set forth in the A&R Certificate of Designation, (ii) the issuance and delivery of shares of Common Stock upon exercise thereof pursuant to procedures comparable to the mechanics for conversion applicable under the A&R Certificate of Designation, (iii) the removal of restrictive legends (or the issuance and delivery of shares of Common Stock without restrictive legend) upon the occurrence of specified events, and (iv) the right to exercise such warrant for cash or on a “cashless” (net issue) basis, subject to specified conditions set forth in the Exchange Warrant that are acceptable to the Deerfield Lenders, (b) not require any ink-original notice of exercise, nor any medallion guarantee (or other type of guarantee or notarization) of any notice of exercise, and (c) shall include such other terms as the Deerfield Lenders shall reasonably request to reflect that such warrants were not issued pursuant to an effective registration statement under the Securities Act.

“Exchanged Principal Amount” means, with respect to each Participating Lender, a principal amount of its Exchanged Note(s) equal to such Participating Lender’s Exchange Percentage of the Aggregate Exchanged Principal Amount. Notwithstanding anything in the foregoing to the contrary, if any Non-DF Lender does not choose to become a Participating Lender pursuant to Section 5.08, then, upon the written consent of the Deerfield Lenders and the Borrower, the Deerfield Lenders may increase the aggregate amount of the Exchange Principal Amount of the Deerfield Lenders by up to the amount that such Non-DF Lender would have been entitled to if it chose to participate in the transactions contemplated under this Agreement.

“Exchanged Note(s)” means, with respect to each Participating Lender, the Note set forth opposite its name on Schedule 1 hereto or, in each case, portion thereof being exchanged hereunder.

“Facility Agreement” means the Existing Facility Agreement, as amended hereby and as the same may in the future be amended, modified, restated or otherwise supplemented from time to time.

“IRA” means the Existing IRA, as amended hereby and as the same may in the future be amended, modified, restated or otherwise supplemented from time to time.

“Prepayment Amount” means an amount in cash equal to $25,000,000, provided, that if any Non-DF Lender (as defined below) becomes a Participating Lender pursuant to Section 5.08, then, at the Borrower’s election made by written notice to the Participating Lenders, the Prepayment Amount may be increased to an amount that does not exceed the result of $25,000,000, divided by the Deerfield Lenders’ aggregate Exchange Percentage (it being acknowledged and agreed that the aggregate amount of the prepayment to the Deerfield Lenders’ Notes pursuant to Section 2.01 shall in no event exceed $25,000,000). Notwithstanding anything in the foregoing to the contrary, if any Non-DF Lender does not choose to become a Participating Lender pursuant to Section 5.08, then, upon the written consent of the Deerfield Lenders and the Borrower, the Deerfield Lenders may increase the aggregate amount of prepayment to the Deerfield Lenders by up to the amount that such Non-DF Lender would have been entitled to if it chose to participate in the transactions contemplated under this Agreement.

ARTICLE II.

PREPAYMENT AND EXCHANGE

Section 2.01. Prepayment. Subject to the terms and conditions hereof, substantially contemporaneously with the closing of the Public Offering, the Borrower shall pay or cause to be paid to each Participating Lender, such Participating Lender’s Exchange Percentage of the Prepayment Amount, plus, if the date of such payment (the “Repayment Date”) occurs on or after January 1, 2021, the Cash Interest thereon, by wire transfer of immediately available funds denominated in United States dollars, to an account designated by such Participating Lender at least one Business Day prior to the Repayment Date. Each such payment shall constitute a prepayment of the outstanding Obligations under the applicable Participating Lender’s Note (it being acknowledged and agreed that, in the case of DPDF, such prepayment shall be applied to reduce the Obligations under its December 2019 Note).

Section 2.02. Exchange. Subject to the terms and conditions hereof, each Participating Lender hereby agrees to exchange its Exchanged Principal Amount of its Exchanged Note(s) for the issuance by the Borrower to such Participating Lender of such Participating Lender’s Exchange Shares and Exchange Warrant (the “Exchange”). If the Effective Date occurs on or after January 1, 2021, the Borrower shall pay or cause to be paid to each Participating Lender, Cash Interest on such Participating Lender’s Exchange Percentage of the Exchanged Principal Amount by wire transfer of immediately available funds denominated in United States dollars, to an account designated by such Participating Lender at least one Business Day prior to the Effective Date. The Exchange and the related amendments to the Transaction Documents are being made as part of and pursuant to a plan of reorganization of the Borrower described in Section 368(a)(1)(E) of the Code.

Section 2.03. Exchange Settlement.

(a) Subject to the satisfaction (or waiver) of all of the conditions to the Exchange set forth in Sections 7.01, 7.02 and 7.03, the Exchange shall be consummated and become effective on the date of, and immediately following, the closing of the Public Offering, or such later date and time as is mutually agreed to by the Borrower and the Deerfield Lenders (the date of the Public Offering closing or later mutually agreed date, the “Effective Date” and the time of such closing or later mutually agreed time, the “Effective Time”).

(b) Upon the Effective Time, the Borrower shall issue and deliver to each Participating Lender (i) a certificate, duly executed on behalf of the Borrower and not bearing any restrictive legend, representing such Participating Lender’s Exchange Shares and () such Participating Lender’s Exchange Warrant, duly executed on behalf of the Borrower.

(c) Upon the Effective Time, (i) each Participating Lender shall be deemed for all purposes to have become the legal, beneficial and record holder of its Exchange Shares and Exchange Warrants and (ii) the Obligations under each Participating Lender’s Exchanged Note(s) shall be deemed to have been reduced by such Participating Lender’s Exchanged Principal Amount (it being acknowledged and agreed that, in the case of DPDF, such reduction shall be applied first to reduce the Obligations under its December 2019 Note and, if such Obligations are satisfied in full after giving effect to such reduction, to reduce the Obligations under its A&R Senior Secured Convertible Note).

(d) As promptly as possible following the Effective Time, (A) the Borrower shall deliver to each Participating Lender in respect of its Exchanged Note(s) a replacement Note of like tenor (but giving effect to the amendments contemplated herein), in a principal amount that gives effect to the Exchange and the prepayment made pursuant to Section 2.01, and (B) each Participating Lender shall thereafter deliver its existing Exchanged Note(s) for cancellation. For the avoidance of doubt, neither the Exchange nor the effectiveness of the amendments to the Facility Agreement contemplated hereby shall be conditioned upon, or be subject to, the delivery of such new Notes by the Borrower or delivery of the existing Notes by the Participating Lenders.

ARTICLE III.

AMENDMENT OF EXISTING FACILITY AGREEMENT, NOTES AND EXISTING IRA

Section 3.01. Amendments to Existing Facility Agreement.

(a) Effective as of the date of this Agreement, the Existing Facility Agreement is hereby amended as follows:

(i) Section 1.1 of the Facility Agreement shall be hereby amended by adding the following new definitions in the appropriate alphabetical order:

“December 2020 Exchange Agreement” means the December 2020 Exchange Agreement and Amendment to Facility Agreement and Investors’ Rights Agreement dated as of December 20, 2020, among the Borrower, Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P.

“December 2020 Effective Date” means the “Effective Date” as defined in the December 2020 Exchange Agreement.

“Deerfield Lenders” means Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P.

“Exchange” has the meaning set forth in the December 2020 Exchange Agreement.

“Exchanged Principal Amount” has the meaning set forth in the December 2020 Exchange Agreement.

“Exchange Shares” has the meaning set forth in the December 2020 Exchange Agreement.

“Non-DF Lenders” means Lenders other than the Deerfield Lenders.

“Participating Lenders” has the meaning set forth in the December 2020 Exchange Agreement.

“Public Offering” has the meaning set forth in the December 2020 Exchange Agreement.

(ii) Section 1.1 of the Facility Agreement shall be hereby amended by amending and restating the definition of “First Disbursement” in its entirety to read as follows:

“First Disbursement” has the meaning set forth in Section 2.2(a).

(iii) Section 1.1 of the Facility Agreement shall be hereby amended by amending and restating the definition of “Second Disbursement, Third Disbursement and Fourth Disbursement” in its entirety to read as follows:

“Second Disbursement, Third Disbursement and Fourth Disbursement” have the meanings set forth in Section 2.2(b).

(iv) Section 1.1 of the Facility Agreement shall be hereby amended by amending and restating the definition of “Term Notes” in its entirety to read as follows:

“Term Notes” means the Term Notes issued to the DPDF Lender pursuant to Section 2.2, each of which will be substantially in the form attached hereto as Exhibit C.

(v) Section 1.1 of the Facility Agreement shall be hereby amended by amending and restating the definition of “Transaction Documents” in its entirety to read as follows:

“Transaction Documents” means this Agreement, the Notes, the Security Agreements and the Warrants, the Series D Charter Filing, the Series B-2 Certificate of Designation, the Agreement and Plan of Merger, the September 2019 Exchange Agreement, the December 2019 Exchange Agreement, the December 2020 Exchange Agreement, and any other document or instrument delivered in connection with any of the foregoing, whether or not specifically mentioned herein or therein, in each case, as amended from time to time in accordance with the terms hereof and thereof.

(vi) Section 2.3(c) shall be amended to add “Except as otherwise provided in the December 2020 Exchange Agreement,” at the beginning of the first sentence thereof.

(vii) Section 2.3(d) of the Facility Agreement shall be hereby amended and restated in its entirety to read as follows:

“(d) Any conversions of any principal of the Loans (and Notes evidencing such Loans) by any Participating Lender into Exchange Shares shall be applied against, and reduce, and shall otherwise for all purposes hereof be deemed a repayment of, such principal amount. Promptly upon any such reduction in the principal of any Participating Lender’s Senior Secured Convertible Note, the Borrower shall provide written notice to the Agent of such reduction and of the reduced principal amount of such Senior Secured Convertible Note. If during the period commencing on the date a Prepayment Notice (as defined below) is delivered to a Lender and the date the payment contemplated by such Prepayment Notice is received by such Lender, such Lender elects to convert a portion of its Notes into capital stock of the Borrower in accordance with the terms of the Notes, such conversion shall be applied first to reduce the amount to be repaid pursuant to such Prepayment Notice, unless otherwise specified by such Lender.”

(viii) Section 6.16 of the Facility Agreement shall be hereby amended and restated in its entirety to read as follows:

“If any Lender, directly or through any of its Affiliates, obtains any payment of interest or principal on any of its Loans (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the UCC (as defined in the Guaranty and Security Agreement)) of Collateral) (and other than pursuant to Section 6.5 or pursuant to the December 2020 Exchange Agreement) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed in accordance with the provisions of this Agreement and the other Transaction Documents, such Lender shall purchase for cash from the other Lenders such participations in their Loans as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been applied in accordance with this Agreement; provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by Applicable Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.”

(b) Subject to the satisfaction (or waiver by the Required Lenders) of the conditions precedent set forth in Sections 7.01, 7.02 and 7.03 of this Agreement and the closing of the Public Offering, effective immediately prior to the consummation of the Exchange, the Existing Facility Agreement, as amended by Section 3.01(a) of this Agreement, shall be hereby amended as follows:

(i) Section 1.1 of the Facility Agreement shall be hereby amended by adding the following new definitions in the appropriate alphabetical order:

“Maturity Date” means (i) March 31, 2023, or (ii) such earlier date as the principal amount of the Obligations is declared to be or automatically becomes due and payable following an Event of Default (whether pursuant to Section 5.5 or otherwise). Notwithstanding anything herein to the contrary, the Maturity Date for any Lender’s loan may be extended to a later date by written consent of the Borrower and such Lender.

“PIK Interest Payment” has the meaning set forth in Section 2.7.

“PIK Interest Period” has the meaning set forth in Section 2.7.

“Prepayment Fee Amount” has the meaning set forth in Section 2.9.

(ii) Section 1.1 of the Facility Agreement shall be hereby amended by amending and restating the definition of “Obligations” in its entirety to read as follows:

“Obligations” means all Loans and Disbursements, Prepayment Fee Amount, interest, fees, expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Grantors to Collateral Agent, any Lender or any other Person that arises under this Agreement or the other Transaction Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.

(iii) Section 1.1 of the Facility Agreement shall be hereby amended by amending and restating the definition of “Required Lenders” in its entirety to read as follows:

“Required Lenders” means, at any time, Lenders holding Loans representing more than 50% of the sum of the Loans outstanding, including at least one of the Deerfield Lenders.

(iv) Section 1.1 of the Facility Agreement shall be hereby amended by amending and restating the definition of “Series B-2 Certificates of Designations” in its entirety to read as follows:

“Series B-2 Certificate of Designation” means the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of the Series B-2 Preferred Stock of the Borrower.

(v) Section 2.3(a) of the Facility Agreement shall be hereby amended and restated in its entirety to read as follows:

“(a) The Borrower shall pay in cash Dollars to each of the Lenders its Pro Rata Share of the outstanding principal amount of the Loans, together with all accrued and unpaid interest thereon, on the Maturity Date.”

(vi) Section 2.7 of the Facility Agreement shall be hereby amended and restated in its entirety to read as follows:

“The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month). Accrued interest shall first be paid in arrears on July 1, 2014 and thereafter quarterly in arrears on the first Business Day of each, October, January, April and July thereafter (each, an “Interest Payment Date”) and on the Maturity Date. Notwithstanding the foregoing and except as set forth below, interest on each Note (or any Note issued in substitution therefor) that accrues and is otherwise payable on an Interest Payment Date occurring during the period (the “PIK Interest Period”) after the Effective Date to and including the July 1, 2021 Interest Payment Date shall be paid in kind by adding the amount of such interest to the then outstanding principal amount of the Loans (each such payment in kind being referred to as a “PIK Interest Payment”); provided, however, that no PIK Interest Payment (nor any other interest) shall be due or payable hereunder on January 1, 2021 in respect of the Loans held by the Participating Lenders (the PIK Interest Payment otherwise due and payable on such date on such Loans being satisfied in accordance with the December 2020 Exchange Agreement). Following an increase in the principal amount of each Note (or any Note issued in substitution therefor) as a result of a PIK Interest Payment, such increased principal shall bear interest at the rate applicable to such Note, and such interest shall be paid in kind (and such payment in kind shall also be deemed a “PIK Interest Payment” hereunder). Any reference in this Agreement or any other Transaction Document to the Loans or the outstanding principal balance of the Loans, shall include all interest on the Loans that shall have been capitalized and added to the principal balance of the Loans on each Interest Payment Date that has not been repaid or prepaid in accordance with the terms hereof. From and after the PIK Interest Period, all interest shall be payable in cash Dollars on each Interest Payment Date. Notwithstanding the foregoing, and for the avoidance of doubt, accrued and unpaid interest shall also be paid in cash Dollars on the date of any payment or prepayment of any Loan in full, on the Maturity Date or upon any other payment or prepayment (in connection with the acceleration of the Loans, an amortization payment or otherwise), and all payments and prepayments (in connection with the acceleration of the Loans, an amortization payment or otherwise) shall be applied to the Loans in accordance with Section 2.3(c) of this Agreement.”

(vii) Section 2.9 of the Facility Agreement shall be hereby amended and restated in its entirety to read as follows:

“Section 2.9 Prepayment Fee. If any Loans or other Obligations owed to any Lender (after giving effect to the transactions contemplated under the December 2020 Exchange Agreement) are prepaid, repaid, redeemed or paid, in addition to the principal amount of the Loans and other Obligations and accrued interest, fees and other amounts owed thereon to such Lender:

(a) after March 31, 2021 but on or prior to March 31, 2022, then the amount (in addition to the principal amount of the Loans and Obligations and any accrued interest, fees and other amounts owed thereon) required to be prepaid, repaid, redeemed or paid to each Lender shall be an amount equal to five percent (5%) of the amount of the Loans and any overdue interest thereon and any other overdue amounts and Obligations prepaid, repaid, redeemed or paid to such Lender; or

(b) after March 31, 2022 but prior to March 31, 2023, then the amount (in addition to the principal amount of the Loans and Obligations and any accrued interest, fees and other amounts owed thereon) required to be prepaid, repaid, redeemed or paid to each Lender shall be an amount equal to three percent (3%) of the amount of the Loans and other Obligations and any overdue interest thereon and any other overdue amounts and Obligations prepaid, repaid, redeemed or paid to such Lender; or

(c) on or after March 31, 2023, then the amount (in addition to the principal amount of the Loans and Obligations and any accrued interest, fees and other amounts owed thereon) required to be prepaid, repaid, redeemed or paid to each Lender shall be an amount equal to zero percent (0%) of the amount of the Loans and any overdue interest thereon and any other overdue amounts and Obligations prepaid, repaid, redeemed or paid to such Lender (such amount required to be paid (or that is otherwise owed) pursuant to the foregoing, the “Prepayment Fee Amount”).

The Borrower shall provide the Lenders thirty (30) days prior written notice of any voluntary payment, repayment, redemption or prepayment of the Obligations (a “Prepayment Notice”). The Parties acknowledge and agree that, in light of the impracticality and extreme difficulty of ascertaining actual damages, the Prepayment Fee Amount is intended to be a reasonable calculation of the actual damages that would be suffered by the Lenders as a result of any such prepayment, repayment, redemption, payment or termination. The Parties further acknowledge and agree that the Lenders would not have entered into this Agreement, and the Deerfield Lenders and any other Lenders party thereto would not have entered into the December 2020 Exchange Agreement, without the Credit Parties agreeing to pay the Prepayment Fee Amount in the aforementioned instances. The Parties hereto further acknowledge and agree that the Prepayment Fee Amount is not intended to act as a penalty or to punish the Borrowers or any other Credit Party for any such prepayment, repayment, redemption or payment.”

Section 3.02. Amendment to the Notes.

(a) Effective as of the date of this Agreement, the definition of “Required Note Holders” in each outstanding Note is hereby amended and restated to read in its entirety as follows:

““Required Note Holders” means, as of any date of determination, holders of at least 50% of the aggregate outstanding principal amount of the Notes, including at least one of the Deerfield Lenders.”

(b) Subject to the satisfaction (or waiver by the Required Note Holders) of the conditions precedent set forth in Sections 7.01, 7.02 and 7.03 of this Agreement and the closing of the Public Offering, effective immediately prior to the consummation of the Exchange, clause (E) of the definition of “Major Transaction” in each outstanding Note, as amended by Section 3.02(a) of this Agreement, shall hereby be amended and restated to read in its entirety as follows:

“(E) at any time after March 31, 2023 the shares of Common Stock are not listed on an Eligible Market;”

Section 3.03. Amendment to Investors’ Rights Agreement. Subject to the satisfaction (or waiver by the Deerfield Lenders) of the conditions precedent set forth in Sections 7.01, 7.02 and 7.03 of this Agreement, effective upon the consummation of the Exchange, the Existing IRA shall hereby be amended as follows:

(a) The definition of “Deerfield Warrants” in Section 1 of the Existing IRA shall hereby be amended and restated to read in its entirety as follows:

““Deerfield Warrants” shall mean (i) the warrants, as amended from time to time, to purchase shares of Series D Preferred Stock issued by the Company to Deerfield Private Fund III, L.P. pursuant to the Deerfield Facility Agreement and (ii) the warrants, as amended from time to time, to purchase shares of common stock issued by the Borrower to each of Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P. pursuant to that certain December 2020 Exchange Agreement, date as of December 20, 2020, among the Company, Deerfield Private Design Fund III, L.P. and Deerfield Special Situations Fund, L.P.”

(b) The Mandatory Registration Statement (as defined below) shall be deemed to constitute a registration statement required to be filed under Section 2 of the IRA for purposes of Sections 2.4, 2.5, 2.6 and 2.8 thereof. Each of the Borrower and DSS hereby agrees that, effective as of the Effective Time, DSS shall (i) become a party to the IRA as a “Deerfield Investor” (within the meaning of the IRA), (ii) become fully bound by, and subject to, all of the covenants, terms, conditions, restrictions and provisions of the IRA applicable to a Deerfield Investor and holder of Deerfield Warrants (within the meaning of the IRA) and (iii) be entitled to the rights, remedies, benefits and privileges of a Deerfield Lender and holder of Deerfield Warrants under the IRA. The parties hereto acknowledge and agree that, with respect to DSS, this Agreement shall be deemed a joinder to the IRA for all purposes thereof.

(c) DPDF hereby waives, for and on behalf of all Holders (as defined in the Existing IRA), solely with respect to the Registration Statement and the Offering, its right (i) to be notified prior to the Borrower’s registration of its securities pursuant to the Registration Statement in connection with the Offering and (ii) to cause to be registered the Registrable Securities (as defined in the Existing IRA) in the Registration Statement or to cause the Registrable Securities to otherwise be included in the Offering.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Participating Lenders. Each Participating Lender, severally and not jointly, hereby (or by virtue of its execution of a Joinder Agreement) represents and warrants to the Borrower as of the date of this Agreement and as of the Effective Date as follows:

(a) Organization and Good Standing. Such Participating Lender is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authority. Such Participating Lender has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each Transaction Document to which it is a party and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery by such Participating Lender of this Agreement and each Transaction Document to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Participating Lender and no further action is required in connection herewith or therewith.

(c) Valid and Binding Agreement. This Agreement and each Transaction Document to which such Participating Lender is a party have been duly executed and delivered by such Participating Lender and constitute the valid and binding obligations of such Participating Lender, enforceable against such Participating Lender in accordance with their terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) Non-Contravention. The execution and delivery by such Participating Lender of this Agreement and each Transaction Document to which such Participating Lender is a party and the performance by such Participating Lender of its obligations hereunder and thereunder, do not and will not (i) violate any provision of such Participating Lender’s organizational documents, or (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which such Participating Lender is subject, or by which any of such Participating Lender’s Exchanged Note(s) is (are) bound or affected except, in each instance of clauses (i) and (ii) hereof, where such violation or conflict would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the ability of such Participating Lender to timely perform its obligations under this Agreement or any other Transaction Document to which such Participating Lender is a party.

(e) Exemption. As of the Effective Time, such Participating Lender shall have held its Exchanged Note(s) of record and beneficially for a period of at least one (1) year for purposes of Rule 144 under the Securities Act and is not, and during the three-month period prior to the date hereof has not been, an “affiliate” (as such term is used in Rule 144 under the Securities Act) of the Borrower. Such Participating Lender understands that the Exchange Shares and the Exchange Warrants, together with the shares of Common Stock issuable upon conversion of the Exchange Shares (the “Conversion Shares” and, together with the Exchange Shares, the Exchange Warrants and the Exercise Shares, the “Securities”) and the Exercise Shares are being offered, sold, issued and delivered to it in reliance upon specific exemptions from registration or qualification under federal and applicable state securities laws.

(f) Ownership of the Exchanged Notes. Such Participating Lender is the record and beneficial owner of, and has good and valid title to, its Exchanged Note(s), free and clear of all Liens, and has full power to dispose thereof and to exercise all rights thereunder (other than as restricted by this Agreement or the Facility Agreement and other than pledges or security interests that such Participating Lender may have created in favor of a prime broker under and in accordance with its prime brokerage account with such broker), without the consent or approval of, or any other action on the part of, any other Person. Other than the transactions contemplated by this Agreement, there is no outstanding contract, vote, plan, pending proposal or other right of any Person to acquire such Participating Lender’s Exchanged Note(s)or any portion thereof. Such Participating Lender has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged, exchanged or otherwise disposed of any of its Exchanged Note(s)or its rights in its Exchanged Note(s), or (b) except as would not materially and adversely affect the ability of such Participating Lender to consummate the transactions contemplated hereby, given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to its Exchanged Note(s).

(g) Accredited Investor. Such Participating Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Such Participating Lender understands the economic risk of its investment in the Securities, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.

(h) Information. Such Participating Lender acknowledges and agrees that (i) such Participating Lender has had the opportunity to review the Borrower’s SEC Reports (as defined below) and this Agreement (including the exhibits hereto), (ii) such Participating Lender has had an opportunity to submit questions to the Borrower concerning the Borrower, its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Exchange and has all information that it considers necessary in making an informed investment decision, (iii) such Participating Lender has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Exchange and to make an informed investment decision with respect to the Exchange. Notwithstanding anything to the contrary contained herein, the rights and remedies available to such Participating Lender, neither any such review nor any due diligence investigation conducted by such Participating Lender or its advisors, if any, or its representatives shall modify, amend or otherwise affect such Participating Lender’s right to rely on the representations, warranties, covenants and agreements of the Borrower contained in this Agreement and the other Transaction Documents.

(i) Transactions in Borrower’s Securities. In the case of the Deerfield Lenders, such Deerfield Lender has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with it has, engaged in any purchase or sale of the securities of the Borrower (including, without limitation, any Short Sales (as defined below) involving any of the Borrower’s securities) from August 12, 2020 through the date of this Agreement, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers. Solely for purposes of this Section 4.01(i), subject to such Deerfield Lender’s compliance with their respective obligations under the U.S. federal securities laws and such Deerfield Lender’s internal policies, (a) such “Deerfield Lender” shall not be deemed to include any employees, subsidiaries or affiliates of such Deerfield Lender that are effectively walled off by appropriate information barriers approved by such Deerfield Lender’s respective legal or compliance department (and thus have not been privy to any information concerning the Transactions), and (b) the foregoing representations and covenants of this Section 4.01(i) shall not apply to any transaction by or on behalf of an account of such Deerfield Lender that was effected without the advice or participation of, or such account’s receipt of information regarding the Transactions provided by, such Deerfield Lender.

Section 4.02. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Participating Lenders as of the date of this Agreement and as of the Effective Time as follows:

(a) Organization and Good Standing. The Borrower is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

(b) Authority. The Borrower has the requisite corporate power and authority, as applicable, to enter into and to consummate the transactions contemplated by this Agreement (including the Public Offering), the Exchange Warrants, the A&R Certificate of Designation, the IRA and other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery by the Borrower of this Agreement, the Exchange Warrants, the A&R Certificate of Designation, the IRA and the other Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Borrower, and no further action of the Borrower, its board of directors, managers, members or stockholders, as applicable, is required in connection herewith or therewith.

(c) Consents. The Borrower is not required to obtain any consent from, authorization or order of, or make any filing or registration with any governmental authority or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by this Agreement, the Exchange Warrants, the A&R Certificate of Designation, the IRA and other Transaction Documents, in accordance with the terms hereof or thereof, other than (i) filing the A&R Certificate of Designation with the Secretary of State of the State of Delaware, (ii) filing the Announcing 8-K Filing (as defined below), the Closing 8-K Filing (as defined below) and the Mandatory Registration Statement with the U.S. Securities and Exchange Commission (the “Commission”), (iii) filing a registration statement on Form 8-A12(b) with the Commission regarding the registration of the Borrower’s common stock and a certification filed by The Nasdaq Stock Market LLC with the Commission regarding the same, (iv) filing any amendment or supplement to the Registration Statement required with the Commission to reflect the final terms of the Public Offering, including any preliminary, final or free-writing prospectus filed in relation thereto, and (v) filing with the Commission an acceleration request regarding effectiveness of, and receipt of the effectiveness order to be issued by the Commission in respect of the Registration Statement and the Mandatory Registration Statement (such filings and orders, the “Required Filings”). None of the Securities will be issued in violation of, any preemptive or similar rights of any Person, or otherwise subject to any preemptive or similar rights of any Person that have not been validly waived, nor will the issuance of any of the Securities trigger any “anti-dilution” or similar adjustment (including any such provisions under the Public Offering Warrants or the Pre-Funded Warrants).

(d) Valid and Binding Agreement. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and upon the execution and delivery by the Borrower thereof (and, in the case of the A&R Certificate of Designation the filing thereof with the Secretary of State of the State of Delaware), the Exchange Warrants, the A&R Certificate of Designation, the IRA and each other Transaction Document being executed or amended in connection herewith will constitute the valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(e) Non-Contravention. The execution and delivery by the Borrower of this Agreement, the Exchange Warrants, the A&R Certificate of Designation, the IRA and each other Transaction Document being executed and delivered by the Borrower in connection herewith and the performance by the Borrower of its obligations hereunder and under the Exchange Warrants, the A&R Certificate of Designation, the IRA and each other Transaction Document do not and will not (i) violate any provision of the Borrower’s organizational documents, (ii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Borrower is subject, or by which any property or asset of the Borrower is bound or affected, (iii) require any permit, authorization, consent, approval, exemption or other action by, notice to or filing with, any court or other federal, state, local or other governmental authority or other Person, other than the Required Filings, (iv) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any permit or contract to which the Borrower is a party or by which any of its properties or assets are bound, (v) violate, conflict with, result in a material breach of, or constitute (with or without notice or lapse of time or both) a material default under, or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, the Facility Agreement or the GPC License Agreement, or (vi) result in the creation or imposition of any Lien on any part of the properties or assets of the Borrower, except, in each instance of clauses (ii), (iii), (iv) and (vi) hereof, where such violation, conflict, breach, default or Lien would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on (a) the business, operations, results of operations, condition (financial or otherwise) or properties of the Borrower and its Subsidiaries, taken as a whole, (b) the legality, validity or enforceability of any provision of this Agreement, the Exchange Warrants, the A&R Certificate of Designation, the IRA or any other Transaction Document, (c) the ability of the Borrower to timely perform its obligations under this Agreement, the Exchange Warrants, the A&R Certificate of Designation, the IRA or any other Transaction Document, or (d) the rights and remedies of the Participating Lenders under this Agreement, the Exchange Warrants, the A&R Certificate of Designation, the IRA or any other Transaction Document. As of the date hereof, no Event of Default under the Facility Agreement exists, and, to the knowledge of the Borrower, no event has occurred, and no fact or circumstance exists, that, with or without notice, lapse of time or both would reasonably be expected to result in an Event of Default under the Facility Agreement.

(f) Issuance of Exchange Shares and Conversion Shares. The Exchange Shares issuable hereunder, the Conversion Shares issuable upon conversion of the Exchange Shares and the Exercise Shares issuable upon exercise of the Exchange Warrants are duly authorized and, when issued in accordance with this Agreement, the A&R Certificate of Designation or the applicable Exchange Warrant, as applicable, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Borrower, and will not be issued in violation of, or subject to, any preemptive or similar rights of any person. The Borrower has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock for issuance hereafter upon conversion of the Exchange Shares and exercise of the Exchange Warrants (plus any additional shares of Common Stock that may be issuable as a result of the anti-dilution provisions of the Exchange Warrants), in each case, free and clear of preemptive or similar rights. As of the date hereof, the authorized shares of capital stock of the Borrower consists of 250,000,000 shares of Common Stock, of which 72,592,380 shares are issued and outstanding and 10,000,000 shares of preferred stock, none of which are issued and outstanding.

(g) SEC Reports; Nasdaq. The Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). None of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact (and the Registration Statement, when filed, did not and will not contain any untrue statement of a material fact and did not and will not omit to state a material fact) required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Borrower has applied to list the Common Stock on the Nasdaq Capital Market.

(h) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Borrower or any of its affiliates or representatives to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Participating Lenders shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 4.02(h) that may be due in connection with the transactions contemplated hereby.

(i) Exemption from Registration. No registration under the Securities Act or any state securities laws is or will be required for the offer and issuance of the Exchange Shares and the Exchange Warrants by the Borrower to the Participating Lenders as contemplated hereby or for the offer and issuance of the Conversion Shares and Exercise Shares by the Borrower to the Participating Lenders as contemplated hereby and by the A&R Certificate of Designation and the Exchange Warrants, as applicable. The amendments and transactions contemplated hereby or entered into in connection herewith, including the issuance and sale of the Exchange Shares and the Exchange Warrants hereunder and the issuance and sale of the Conversion Shares and the Exercise Shares pursuant to the terms of the A&R Certificate of Designation and the Exchange Warrants, as applicable, do not and will not contravene, or require stockholder approval under the rules of any securities exchange or otherwise. Assuming each Participating Lender to which Exchange Shares are to be issued is not as of the date of issuance, and for a period of three (3) months prior to the date of issuance has not been, an “affiliate” (as such term is used in Rule 144 under the Securities Act) of the Borrower (which the Borrower shall assume (and the applicable Participating Lender shall be deemed to represent) unless such Participating Lender has otherwise advised the Borrower in writing) and in reliance on such Participating Lender’s representations contained in Section 4.01(e) hereof, the Conversion Shares and, in the case of a cashless exercise of the Exchange Warrants, the Exercise Shares, will be freely tradeable by such Participating Lender without restriction or limitation (including volume limitation), pursuant to Rule 144 under the Securities Act, and will not contain or be subject to any legend or stop transfer instructions restricting the sale or transferability thereof. The Borrower is not, and never has been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act) and is not an issuer of a type identified in, or subject to, Rule 144(i)(1) under the Securities Act.

(j) No Integrated Offering. Neither the Borrower, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made, or will make, any offers or sales of any security or solicited, or will solicit, any offers to buy any security, under circumstances that would cause the offering and issuance of the Exchange Shares, the Exchange Warrants, any Conversion Shares or any Exercise Shares to be integrated with prior or contemporaneous offerings by the Borrower (i) for purposes of the Securities Act and which would require the registration of any such Securities under the Securities Act or (ii) for purposes of any applicable stockholder approval provisions of the Nasdaq Capital Market that would require stockholder approval for the issuance of the Exchange Shares, the Exchange Warrants, any Conversion Shares or any Exercise Shares.

(k) No Bad Actor Disqualification. None of the Credit Parties, any of its predecessors, any director, executive officer, other officer of any Credit Party participating in the offering of the Notes or the Conversion Shares, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of any Credit Party’s outstanding voting equity securities, calculated on the basis of voting power, any “promoter” (as that term is defined in Rule 405 under the Securities Act) connected with any Credit Party at the time this representation is made, any placement agent or dealer participating in the offering of the Notes or the Conversion Shares and any of such agents’ or dealer’s directors, executive officers, other officers participating in the offering of the Exchange Shares, Exchange Warrants, Conversion Shares or the Exercise Shares (each, a “Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Borrower has exercised reasonable care to determine (i) the identity of each person that is a Covered Person and (ii) whether any Covered Person is subject to a Disqualification Event. Each Credit Party has complied in all material respects, to the extent applicable, with its disclosure obligations under Rule 506(e). No Credit Party is any other reason disqualified from reliance upon Rule 506 of Regulation D for purposes of the offer, sale and issuance of the Exchange Shares, Exchange Warrants, Conversion Shares or Exercise Shares.

(l) No Unlawful Payments. Neither the Borrower, to the knowledge of the Borrower, nor any of its directors or officers or any employee, agent, affiliate, representative of or other person associated with or acting on behalf of the Borrower, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (d) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(m) Compliance with Money Laundering Laws. The operations of the Borrower are and have been conducted at all times in compliance with all financial recordkeeping and reporting requirements applicable to the Borrower, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, and the money laundering and any related or similar laws of all jurisdictions in which the Borrower conducts business (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any governmental authority involving the Borrower with respect to the Money Laundering Laws is pending or, to the knowledge of the Borrower, threatened.

(n) OFAC. The Borrower is not (a) a country, the government of a country, or an agency of the government of a country, (b) an organization directly or indirectly controlled by a country or its government, or (c) a person resident in or determined to be resident in a country, in each case, that is subject to a comprehensive country sanctions program administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Borrower is not a person named on the list of Specially Designated Nationals maintained by OFAC.

(o) Application of Takeover Protections. The Borrower and its board of directors have taken all necessary action, if any, in order to render inapplicable the Borrower’s issuance of the Exchange Shares, the Exchange Warrants, the Conversion Shares and the Exercise Shares, and the Participating Lenders’ ownership of such securities from the provisions of any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the organizational documents of the Borrower or the laws of the state of its incorporation which is applicable to the Participating Lenders as a result of the transactions contemplated by this Agreement, including the Borrower’s issuance of the Exchange Shares, Exchange Warrants, Conversion Shares and Exercise Shares.

(p) Solvency. After giving effect to the Exchange, the Public Offering and the other transactions contemplated by this Agreement, the Borrower (a) is Solvent and (b) has not taken action, and no action has been taken by a third party, for the winding up, dissolution or liquidation or similar executory or judicial proceeding in respect of, the Borrower or any of its subsidiaries or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Borrower or any of its subsidiaries or any or all of its assets or revenues. For purposes hereof, “Solvent” means, with respect to any Person, (x) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (y) such Person is able to pay all liabilities of such Person as such liabilities mature and (z) such Person does not have unreasonably small capital in relation to such Person’s business as contemplated as of such date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(q) Litigation. No proceeding is pending before or, to the knowledge of Borrower, threatened by any Governmental Authority (a) to which any Credit Party is a party, (b) that purports to affect or pertain to the Transaction Documents or the transactions contemplated hereby or thereby or (c) that has as the subject thereof any assets owned by any Credit Party or any of its Subsidiaries, in each case, that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Transaction Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

(r) Compliance with Laws. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Credit Party is in compliance with all Applicable Laws and authorizations.

ARTICLE V.

COVENANTS

Section 5.01. Reservation of Shares. On and after the Effective Time, the Borrower shall at all times reserve and keep available, free of preemptive or similar rights, a sufficient number of shares of Common Stock for the purpose of enabling the Borrower to issue all of the Conversion Shares and the Exercise Shares (without regard to the Beneficial Ownership Limitation under the A&R Certificate of Designation or any comparable limitation on the exercise of the Exchange Warrants and assuming (i) in the case of the Exchange Warrants, the cash exercise thereof and (ii) in the case of the Exchange Shares, that the Exchange Shares are immediately convertible into Conversion Shares).

Section 5.02. Blue Sky Filings. The Borrower shall take such action as is necessary in order to obtain an exemption for, or to qualify the Exchange Shares, Exchange Warrants, Conversion Shares and Exercise Shares for issuance and sale to the Participating Lenders under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any of the Participating Lenders.

Section 5.03. Disclosure; Confidentiality. On or before 8:00 a.m., New York time, on the first Business Day following the date of this Agreement, the Borrower shall file with the Commission a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement, the A&R Certificate of Designation and the other Transaction Documents entered into pursuant to, or in connection with, this Agreement, attaching this Agreement (including the form of the A&R Certificate of Designation and the other exhibits and schedules to this Agreement) and the other Transaction Documents entered into pursuant to, or in connection with, this Agreement (in each case, without any redaction therefrom) and disclosing any other presently material non-public information (if any) provided or made available to any Deerfield Lender (or any Deerfield Lender’s agents or representatives) on or prior to the date hereof (the “Announcing 8-K Filing”). No later than 8:00 a.m. on the earlier of (i) the first Business Day following the Effective Date and (ii) the date this Agreement is terminated, the Borrower shall file with the Commission a Current Report on Form 8-K (the “Closing 8-K Filing”) (y) disclosing the occurrence of the Effective Time and the consummation of the Exchange and attaching the A&R Certificate of Designation and the form of the Exchange Warrant or, if applicable, (z) disclosing that this Agreement has been terminated. The Borrower represents and warrants that, from and after the filing of the Announcing 8-K Filing, it shall have publicly disclosed all material, non-public information (if any) provided or made available to any Deerfield Lender (or any Deerfield Lender’s agents or representatives) by the Borrower or any of its officers, directors, employees, Affiliates or agents in connection with the transactions contemplated by this Agreement or otherwise on or prior to the date hereof. Notwithstanding anything contained in this Agreement to the contrary, and without implication that the contrary would otherwise be true, the Borrower expressly acknowledges and agrees that, from and after the Announcing 8-K Filing, no Deerfield Lender nor any affiliate of any Deerfield Lender shall have (unless expressly agreed to by such particular Deerfield Lender after the date hereof in a written definitive and binding agreement executed by the Borrower and such particular Deerfield Lender or customary oral (confirmed by e-mail) “wall cross” agreement (it being understood and agreed that no Deerfield Lender may bind any other Deerfield Lender with respect thereto)), any duty of trust or confidence with respect to, or a duty not to trade in any securities while aware of, any information regarding the Borrower.

Section 5.04. Taxes. The Borrower shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement.

Section 5.05. Fees and Expenses. Regardless of whether the Effective Time occurs, the Borrower shall promptly reimburse the Deerfield Lenders for all of their reasonable out-of-pocket, costs, fees and expenses, including legal fees and expenses, incurred in connection with the negotiation and drafting of this Agreement and any other agreement entered into in connection herewith and the consummation (or termination) of the transactions contemplated hereby and thereby.

Section 5.06. Registration Rights.

(a) As soon as practicable following the Effective Date, the Borrower shall prepare, and, on or prior to the first Business Day following the Effective Date, file with the SEC a registration statement (the “Mandatory Registration Statement”) on Form S-3 (or, if Form S-3 is not then available, on such form of registration statement as is then available to effect a registration of the Conversion Shares, the Exercise Shares and any other Registrable Securities (as defined in the IRA) of a Deerfield Lender reasonably requested to be included in the Mandatory Registration Statement by the Deerfield Lender, subject to the consent of the Deerfield Lenders, (which consent shall not be unreasonably delayed or withheld), covering the resale of all of the Conversion Shares, Exercise Shares and such Registrable Securities (without regard to any limitation on the conversion or exercise thereof, and assuming the Exchange Shares are immediately convertible into Conversion Shares), which registration statement, to the extent allowable under the Securities Act and the rules and regulations promulgated thereunder (including Rule 416), shall state that such registration statement also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of or otherwise pursuant to the Exchange Warrants to prevent dilution resulting from stock splits, stock dividends, stock issuances or similar transactions. The Mandatory Registration Statement shall contain a “plan of distribution” approved by the Deerfield Lenders (which approval shall not be unreasonably delayed or withheld). No Deerfield Lender shall be named as an “underwriter” in such registration statement without such Deerfield Lender’s prior written consent. Such registration statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to (and shall be subject to the approval, which shall not be unreasonably withheld or delayed, of) the Deerfield Lenders and their legal counsel prior to its filing or other submission. The Deerfield Lenders shall provide to the Borrower any information reasonably requested from the Deerfield Lenders necessary for the Borrower to prepare and file the Mandatory Registration Statement.

(b) The Borrower shall use its reasonable best efforts to cause the Mandatory Registration Statement to become effective as soon as possible after such filing, but in any event shall use its reasonable best efforts to cause the Mandatory Registration Statement to become effective no later than the 60th day following the Effective Date if such Mandatory Registration Statement on Form S-3 (or no later than the 90th day following the Effective Date, if Form S-3 is not then available, and such Mandatory Registration Statement is on such form of registration statement as is then available to effect a registration contemplated under this Section 5.06(b)), and shall use its reasonable best efforts to keep the Mandatory Registration Statement current and effective pursuant to Rule 415 at all times after its effective date until such date as is the earlier of (i) the date on which all of the Registrable Securities (as defined in the IRA) included therein have been sold pursuant to the Mandatory Registration Statement or pursuant to Rule 144 under the Securities Act and (ii) the date on which all of the Registrable Securities included in the Mandatory Registration Statement (in the good faith opinion of counsel to the Deerfield Lenders) may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof), and without compliance with any “current public information” requirement, pursuant to Rule 144 under the Securities Act (assuming, for this purpose, the cash exercise of the Exchange Warrants). The Mandatory Registration Statement (including any amendments or supplements thereto and prospectuses contained therein or related thereto), except for information provided in writing by an Investor pursuant to Section 4(a), shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading.

(c) The Borrower agrees to provide each Non-DF Lender who delivers a joinder to this Agreement and participates in the transactions contemplated hereunder with registration rights in respect of the Exercise Shares and Conversion Shares that are substantially equivalent to the registration rights provided to the Deerfield Lenders in respect of their Exercise Shares and Conversion Shares.

Section 5.07. Listing. Prior to the Effective Date, the Borrower shall submit an application for the listing of the Conversion Shares and the Exercise Shares on the Nasdaq Capital Market and will use its commercially reasonable efforts to secure such listing. From and after the Effective Time, for so long as any Securities remain outstanding, (i) the Borrower shall use commercially reasonable efforts to maintain the Common Stock’s listing on Nasdaq; and (ii) the Borrower shall not take any action which would be reasonably expected to result in the delisting or suspension of trading the Common Stock on the Nasdaq Capital Market. The Borrower shall pay all fees and expenses in connection with satisfying its obligations under this Section 5.07.

Section 5.08. Participating Lenders. Within one Business Day following the date hereof, the Borrower shall deliver written notice (a “Joinder Notice”) to each Lender other than the Deerfield Lenders (“Non-DF Lenders”) of the Borrower’s entry into this Agreement. The Joinder Notice shall be accompanied by a copy of this Agreement and a joinder agreement in the form attached hereto as Exhibit B (the “Joinder Agreement”) and offer each Non-DF Lender the opportunity to become a party to this agreement as a Participating Lender by executing and delivering to the Borrower and each Deerfield Lender a Joinder Agreement on or prior to December 23, 2020. For the avoidance of doubt, if any Non-DF Lender does not execute and deliver a Joinder Agreement, each shall be deemed to have elected not to be, and shall not be, a Participating Lender.

ARTICLE VI.

ACKNOWLEDGMENT OF THE BORROWER

Section 6.01. The Borrower irrevocably and unconditionally acknowledges, affirms and covenants to each Participating Lender that:

(a) such Participating Lender is not in default under the Facility Agreement and has not otherwise breached any obligations to the Borrower; and

(b) there are no offsets, counterclaims or defenses to the obligations under the Facility Agreement as of the date hereof, including the liabilities and obligations of the Borrower under the Notes or the rights, remedies or powers of such Participating Lender in respect of any of the obligations under the Facility Agreement, and the Borrower agrees not to interpose (and each does hereby waive and release) any such defense, set off or counterclaim in any action brought by such Participating Lender with respect thereto.

ARTICLE VII.

CONDITIONS PRECEDENT.

Section 7.01. Conditions to the Borrower’s Obligation. The effectiveness of the amendments contemplated by Section 3.01(b), Section 3.02(b) and Section 3.03 and the obligation of the Borrower to consummate the Exchange with, and make the prepayment contemplated by Section 2.01 to, each Participating Lender and are subject to satisfaction of the following conditions on or prior to the Effective Time, provided that the conditions set forth in this Section 7.01 are for the Borrower’s sole benefit and may be waived by the Borrower at any time in its sole discretion by providing the Participating Lenders with prior written notice thereof:

(a) The representations and warranties of such Participating Lender herein shall be true and correct as of the date when made and as of the Effective Time as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date); and

(b) Such Participating Lender shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Participating Lender at or prior to the Effective Time.

Section 7.02. Conditions to Each Participating Lender’s Obligation. The effectiveness of the amendments contemplated by Section 3.01(b), Section 3.02(b) and Section 3.03 and the obligation of each Participating Lender to consummate the Exchange are subject to satisfaction of the following conditions on or prior to the Effective Time, provided that the conditions set forth in this Section 7.02 are for each Participating Lenders’ sole benefit and may be waived by the Deerfield Lenders (on behalf of themselves and the other Participating Lenders) at any time in its sole discretion by providing the Borrower with prior written notice thereof:

(a) The Borrower shall have executed and delivered to each Participating Lender its Exchange Warrant and a stock certificate representing its Exchange Shares, in each case, in accordance with Section 2.03;

(b) Such Participating Lender shall have received its Exchange Percentage of the Prepayment Amount, plus, if the Repayment Date is on or after January 1, 2021, Cash Interest thereon, on the Repayment Date;

(c) The A&R Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware and become effective, and a copy thereof certified by such Secretary of State shall have been delivered to such Participating Lender;

(d) No stock split, stock dividend, stock combination, recapitalization or similar event, and no liquidation, dissolution or similar event shall have been effected or authorized during the period commencing on (and including) the date of this Agreement and ending at (and including) the Effective Time (other than the any reverse stock split of the Borrower’s Common Stock to be effected in connection with the Public Offering; provided that each applicable conversion price, exercise price and conversion or exchange ratio shall be appropriately adjusted to give effect to such reverse stock split);

(e) The representations and warranties of the Borrower herein shall be true and correct as of the date when made and as of the Effective Time as though made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and each other document, agreement or instrument being executed and delivered pursuant to, or in connection with the execution and delivery of, this Agreement by the Borrower shall be true and correct;

(f) The Borrower shall have performed and complied with all agreements and conditions contained in this Agreement and in each such other document, agreement or instrument, in each case, to be performed by or complied with by the Borrower prior to the Effective Time in all respects;

(g) The Participating Lenders shall have received a certification from the chief executive officer or chief financial officer of the Borrower certifying as to the matters set forth in Sections 7.02(d) and (e);

(h) The Borrower shall have delivered to the Participating Lenders evidence of authority, officer’s certificates and good standing certificates in the jurisdiction of organization of the Borrower, in form and substance satisfactory to the Participating Lenders;

(i) The Participating Lenders (or their counsel) shall have received customary legal opinions from Cooley LLP, as counsel to the Borrower, in form and substance reasonably satisfactory to the Deerfield Lenders;

(j) The Borrower shall have delivered to such Participating Lender a secretary’s certificate, dated as the Effective Date, certifying as to (A) resolutions duly adopted by the board of directors of the Borrower authorizing this Agreement and the other documents and transactions contemplated hereby, (B) the certificate of incorporation of the Borrower, as amended, and (C) the bylaws of the Borrower, each as in effect as of the Effective Time;

(k) The Conversion Shares and the Exercise Shares shall have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance; and

(l) The Borrower shall have delivered to the Participating Lenders such other documents relating to the transactions contemplated by this Agreement as the Deerfield Lenders or their counsel may reasonably request.

Section 7.03. Conditions to Each Party’s Obligation. The effectiveness of the amendments contemplated by Section 3.01(b), Section 3.02(b) and Section 3.03 and the obligation of the parties hereto to consummate the Exchange are subject to, and conditioned upon, the consummation of the Public Offering resulting in aggregate gross proceeds to the Borrower of at least $40,000,000. Notwithstanding anything in this Agreement to the contrary, the Participating Lenders hereby acknowledge and agree that the decision to accept the terms of and effect the Public Offering shall be made solely by the Borrower, nothing contained in this Agreement will require the Borrower to accept the proposed terms of or to effect any Public Offering, and nothing in this Agreement shall prevent the Borrower from abandoning or otherwise electing not to proceed with any Public Offering. In addition, the amendments contemplated by Article III are subject to, and shall become effective immediately prior to, the consummation of the Exchange.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01. Entire Agreement. This Agreement together with the Exchange Warrants, the A&R Certificate of Designation and the other Transaction Documents constitute the entire agreement, and supersede all other prior and contemporaneous agreements and understandings, both oral and written, among the Participating Lenders and the Borrower with respect to the subject matter hereof.

Section 8.02. Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Borrower and the Deerfield Lenders. Any amendment that is approved by the Deerfield Lenders shall bind all Participating Lenders, provided that any such amendment applies to the rights and obligations of the Participating Lenders hereunder on substantially the same basis. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 8.03. Successors and Assigns. All of the covenants and provisions of this Agreement by or for the benefit of the Participating Lenders or the Borrower shall bind and inure to the benefit of their respective successors and permitted assigns. No party hereunder may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, except that a Participating Lender may assign or otherwise transfer its rights hereunder in respect of any Securities to any transferee or assignee of such Securities (in whole or in part), provided that such Participating Lender agrees in writing with the transferee or assignee to assign such rights, and such assignee or transferee agrees in writing to accept such rights subject to, and to be bound by, the terms of this Agreement, and a copy of such agreement is furnished to the Borrower after such transfer or assignment.

Section 8.04. Notices. Any notice, request or other communication to be given or made under this Agreement shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, overnight mail, international courier (confirmed by facsimile), electronic mail or facsimile to the party to which it is required or permitted to be given or made at such party’s address specified below or at such other address as such party shall have designated by notice to the other parties.

If to the Borrower: KemPharm, Inc.

1180 Celebration Blvd.

Suite 103

Celebration, FL 34747

Fax: (321) 250-3698

E-mail: lclifton@kempharm.com

Attention: R. LaDuane Clifton, Chief Financial Officer

With a copy to (which shall not constitute notice hereunder):

Cooley LLP

1299 Pennsylvania Avenue, NW

Suite 700

Washington, DC 20004

Fax: (703) 456-8100

Email: bsiler@cooley.com

Attention: Brent Siler

If to DPDF or DSS:

Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017 Fax: (212) 599-3075

Email: dclark@deerfield.com

Attn: David J. Clark

With a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, Illinois 60661-3693

Fax: (212) 940-8776

Email: mark.wood@katten.com

Attn: Mark Wood

If to any Participating Lender other than the Deerfield Lenders, to such address as such Participating Lender shall specify in its Joinder Agreement

Section 8.05. Applicable Law; Consent to Jurisdiction.

(a) As part of the consideration and mutual promises being exchanged and given in connection with this Agreement, the parties hereto agree that all claims, controversies and disputes of any kind or nature arising under or relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, including disputes relating to the negotiations for, inducements to enter into, or execution of, this Agreement, and disputes concerning the interpretation, enforceability, performance, breach, termination or validity of all or any portion of this Agreement shall be governed by the laws of the State of New York without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) The parties hereto agree that all claims, controversies and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the parties’ dealings, rights or obligations in connection herewith, shall be brought exclusively in the state and federal courts sitting in The City of New York, borough of Manhattan. With respect to any such claims, controversies or disputes, each of the parties hereby irrevocably:

(i) submits itself and its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in any court or tribunal other than the aforesaid courts;

(ii) waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding (A) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 8.05, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by the applicable law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts; and

(iii) WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05.

Notwithstanding the foregoing in this Section 8.05, a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 8.06. Counterparts; Effectiveness. This Agreement and any amendment hereto may be executed and delivered in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

Section 8.07. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08. Remedies; Specific Performance. The rights and remedies provided in this Agreement shall be cumulative and in addition to all other remedies available under the Facility Agreement, the Notes, the A&R Certificate of Designation, the Exchange Warrants, the other Transaction Documents and/or otherwise at law or in equity. No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy, and nothing herein shall limit any Participating Lender’s right to pursue actual damages for any failure by the Borrower to comply with the terms of this Agreement, the Facility Agreement, the A&R Certificate of Designation, the Exchange Warrants and the other Transaction Documents. The parties to this Agreement agree that irreparable damage would occur and that the parties to this Agreement would not have any adequate remedy at law in the event that any of the provisions of this Agreement, the Facility Agreement, the A&R Certificate of Designation, the Exchange Warrants or any other Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, the Facility Agreement, the A&R Certificate of Designation, the Exchange Warrants or any other Transaction Document and to enforce specifically the terms and provisions of this Agreement, the Facility Agreement, the A&R Certificate of Designation, the Exchange Warrants and the other Transaction Documents in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 8.09. Effect of Headings. The section and subsection headings herein are for convenience only and not part of this Agreement and shall not affect the interpretation thereof.

Section 8.10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

Section 8.11. Reservation of Rights. None of the Participating Lenders has hereby waived any of such Participating Lender’s rights or remedies arising from any breach or default or any right otherwise available under the Facility Agreement, any other Transaction Document or at law or in equity as to any of such Participating Lender’s Notes. Each of the Participating Lenders expressly reserves all such rights and remedies.

Section 8.12. Further Assurances. The parties hereby agree, from time to time, as and when reasonably requested by any other party hereto, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, stock powers and irrevocable transfer agent instructions, and to take or cause to be taken such further or other action, as any party may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement. Without limiting the foregoing, the Borrower shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in an expeditious manner, the transactions contemplated hereby, including by using its reasonable best efforts to satisfy, or cause to be satisfied, each of the conditions set forth in Section 7.02.

Section 8.13. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 8.14. Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (a) all references to Sections, Schedules, Appendices or Exhibits are to Sections, Schedules, Appendices or Exhibits contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Agreement in its entirety, and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation. Unless otherwise indicated, references to “Transaction Documents” in this Agreement refer to Transaction Documents, each as amended as of the Effective Date, including as provided by this Agreement.

Section 8.15. Reaffirmation. Other than as expressly provided in this Agreement, the execution and delivery of this Agreement shall not operate as a waiver of any right, power or remedy of the Participating Lenders, constitute a waiver of any provision of the Facility Agreement, the Notes, any other Transaction Documents (as currently in effect) or any other document executed in connection therewith or serve to effect a novation of the obligations thereunder. The Borrower, as issuer, debtor, grantor, pledger, mortgagor, guarantor or assignor, or in other any other similar capacity in which it grants liens or security interests in its property hereby (i) acknowledges and agrees that it has reviewed this Agreement, (ii) ratifies and reaffirms all of its obligations, contingent or otherwise, under each of the Transaction Documents, and (iii) to the extent the Borrower granted Liens on or security interests in any of its property pursuant to any such Transaction Document as security for the Obligations under or with respect to the Transaction Documents, ratifies and reaffirms such grant of security interests and Liens as provided in the Transaction Documents and confirms and agrees that such security interests and Liens continue to secure all of the currently outstanding or future Obligations (as amended hereby) on the terms and conditions of the Transactions Documents (for the avoidance of doubt as amended as of the date of this Agreement (including as provided in this Agreement)). The Borrower hereby consents to this Agreement and acknowledges that this Agreement, each Exchange Warrant, the A&R Certificate of Designation and each document or agreement executed and delivered pursuant to, or in connection with, the execution and delivery of this Agreement is a Transaction Document and each of the other Transaction Documents, each as amended as of the Effective Date (including as provided in this Agreement), remains in full force and effect and is hereby ratified and reaffirmed; provided that, nothing in this Section 8.15 shall obligate the Borrower to restate, or be considered to be a restatement of, the representations of the Borrower contained in Article 3 of the Facility Agreement as of the date hereof. Any reference in the Transaction Documents to “hereunder,” “hereof,” “herein,” or words of like import referring to such agreement shall refer to such Transaction Document as amended as of the Effective Date (including as provided in this Agreement).

Section 8.16. Payment Set Aside. Notwithstanding anything to the contrary contained herein, if any payment or transfer (or any portion thereof) to any of the Participating Lenders shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, avoided, rescinded, set aside or otherwise required to be return or repaid, whether in bankruptcy, reorganization, insolvency or similar proceedings involving the Borrower or otherwise, then the Obligations purportedly satisfied with such payment or transfer, to the extent that such payment is or must be invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, avoided, rescinded, set aside or otherwise required to be return or repaid, shall immediately be reinstated, without need for any action by any Person, and shall be enforceable against the Borrower, any guarantor and their successors and permitted assigns as if such payment had never been made (in which case this Agreement shall in no way impair the claims of Participating Lenders with respect to such payment or transfer). The provisions of this Section 8.16 shall survive the satisfaction in full of the Obligations and the termination of the Facility Agreement.

Section 8.17. Independent Nature of Lenders. The obligations of each Participating Lender under this Agreement and each of the other Transaction Documents are several and not joint with the obligations of any other Participating Lender, and no Participating Lender shall be responsible in any way for the performance of the obligations of any other Participating Lender under this Agreement or any other Transaction Document. Each Participating Lender shall be responsible only for its own representations, warranties, agreements and covenants hereunder and under the other Transaction Documents. The decision of each Participating Lender to enter into this Agreement, consummate the Exchange and acquire the Exchange Shares and the Exchange Warrants pursuant to this Agreement has been made by such Participating Lender independently of any other Participating Lender and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower that may have been made or given by any other Participating Lender or by any agent, attorney, advisor, representative or employee of any other Participating Lender, and no Participating Lender or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Participating Lender (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in this Agreement, and no action taken by any Participating Lender pursuant hereto (including a Participating Lender’s acquisition of any Securities or any other securities at the same time as any other Participating Lender), shall be deemed to constitute the Participating Lenders as, and the Borrower acknowledges and agrees that the Participating Lenders do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Participating Lenders are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by this Agreement or any other Transaction Document, and the Borrower shall not assert any contrary position.

Section 8.18. Termination. Except to the extent otherwise agreed in writing by the Deerfield Lenders prior to the Effective Time, this Agreement shall terminate and be of no further force or effect if any of the conditions set forth in Article VII are not satisfied or waived by the Deerfield Lenders on or prior to January 31, 2021; provided, however, that the Borrower’s obligations under Sections 5.03 and 5.05 hereof shall survive such termination.

Section 8.19. No Fiduciary Relationship. The Borrower acknowledges and agrees that (a) each Deerfield Lender is acting at arm’s length from the Borrower with respect to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby; (b) no Deerfield Lender will, solely by virtue of this Agreement or any of the Transaction Documents or any transaction contemplated hereby or thereby, become an Affiliate of, or have any agency, tenancy or joint venture relationship with, the Borrower; (c) no Deerfield Lender has acted, or is or will be acting, as a financial advisor to, or fiduciary (or in any similar capacity) of, or has any fiduciary or similar duty to, the Borrower with respect to, or in connection with, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and the Borrower agrees not to assert, and hereby waives, any claim that any Deerfield Lender has any fiduciary duty to the Borrower; (d) any advice given by a Deerfield Lender or any of its representatives or agents in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Deerfield Lender’s performance of its obligations hereunder and thereunder; and (e) the Borrower’s decision to enter into this Agreement has been based solely on the independent evaluation by the Borrower and their representatives.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first written above.

THE BORROWER:

KEMPHARM, INC.

By:	/s/ R. LaDuane Clifton
Name:	R. LaDuane Clifton
Title:	Chief Financial Officer, Treasurer & Secretary

[Signature Page to December 2020 Exchange Agreement and Amendment to Facility Agreement, Notes and Investors’ Rights Agreement]

DEERFIELD LENDERS:

DEERFIELD PRIVATE DESIGN FUND III, L.P.

By: Deerfield Mgmt III, L.P., its General Partner
By: J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.

By: Deerfield Mgmt, L.P., its General Partner
By: J.E. Flynn Capital, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

[Signature Page to December 2020 Exchange Agreement and Amendment to Facility Agreement, and Investors’ Rights Agreement]

Schedule 1

Lender	Type of Note	Original Principal Amount
Deerfield Private Design Fund III, L.P.*	A&R Senior Secured Convertible Note	$6,980,824.22
Deerfield Private Design Fund III, L.P.*	December 2019 Note	$52,567,366.96
Deerfield Special Situations Fund, L.P.	December 2019 Note	$10,513,675.50
Delaware Street Capital Master Fund, L.P.	December 2019 Note	$8,336,968.75
M. Kingdon Offshore Master Fund, LP	January 2020 Note	$3,037,354.16

*

All prepayments made to Deerfield Private Design Fund III, L.P. and all securities delivered to Deerfield Private Design Fund III, L.P. in the Exchange shall be applied first to reduce Obligations under its December 2019 Note.

Exhibit A

Form of A&R Certificate of Designation

(See Exhibit 3.1 to the Current Report on Form 8-K to which this Exhibit A is a part)

Exhibit B

Joinder Agreement

Reference is hereby made to that certain December 2020 Exchange Agreement and Amendment to Facility Agreement and Investors’ Rights Agreement, dated as of December 20, 2020 (the “Exchange Agreement”), among KemPharm, Inc., Deerfield Private Design Fund III, L.P., Deerfield Special Situations Fund, L.P. and such other lenders that become a party thereto by executing a joinder agreement.

The undersigned, being a Lender under the Facility Agreement (as defined in the Exchange Agreement), (A) acknowledges that it (i) has been provided with a copy of the Exchange Agreement (including the exhibits and schedules thereto) and (ii) has been afforded the opportunity to review the Exchange Agreement with its financial, tax and legal advisors; and (B) agrees (i) to become a Participating Lender under, and a party to, the Exchange Agreement and (ii) that the undersigned shall be fully bound by, and subject to, all of the covenants, terms, conditions, restrictions, and provisions of the Exchange Agreement, as the same may be amended, modified or restated from time to time, applicable to a Participating Lender with respect to the Note set forth opposite the undersigned’s name on Schedule 1 to the Exchange Agreement. Without limiting the foregoing, the undersigned acknowledges and agrees that, by executing this Joinder Agreement, the undersigned shall be deemed to make the representations and warranties set forth in Section 4.01 of the Exchange Agreement.

[___________________]

By:
Name:
Title:

Address: